EXHIBIT 21.1
                        SUBSIDIARIES OF THE REGISTRANT

The following table shows all direct and indirect subsidiaries of the registrant except (1) subsidiaries which, considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary, and (2) certain consolidated wholly-owned multiple subsidiaries carrying on the same line of business as to which certain summary information appears below.

                                                          Jurisdiction of
                                                           Incorporation

Boston Gas Company                                         Massachusetts
Midland Enterprises Inc.                                   Delaware
 14 subsidiaries engaged in water transportation and
  related activities
Water Products Group Incorporated                          Massachusetts
WaterPro Supplies Corporation                              Massachusetts